55 Water Street, 45th Floor                      Frank A. Ciccotto, Jr.
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services
Fax 212-438-7748
frank_ciccotto@
                                          standardandpoors.com Standard & Poor's
                                         A Division of The McGraw Hill Companies



June 20, 2001




Van Kampen
1 Parkview Plaza
Oakbrook Terrace, IL 60181


The Bank of New York
101 Barclay Street
New York, New York 10286

Unit Investment Trust Dept.


         Re: Van Kampen Focus Portfolios Insured Income Trust, Series 81

Gentlemen:

     We have examined Registration Statement File Nos. 333-62812 for the above mentioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,


                                                           /s/ FRANK A. CICCOTTO
                                                                  Vice President